Exhibit 23.1
CONSENT OF NATIONAL CINEMEDIA, LLC
Board of Directors
Cinemark USA, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
Members of the Board:
We hereby consent to the use by Cinemark USA, Inc. (the “Company”) of the audited financial statements of National CineMedia, LLC as of and for the year ended December 31, 2009 (and comparative periods) appearing in the Form 10-K for the fiscal year ended December 31, 2009 filed by the Company with the Securities and Exchange Commission and any amendment thereto.

National CineMedia, LLC By National CineMedia, Inc., its managing member
By:	/s/ Ralph E. Hardy
Ralph E. Hardy
Executive Vice President, General Counsel and Secretary March 9, 2010